                                                                 EXHIBIT 2.2
                                                                 Execution Copy


                          PURCHASE AND SALE AGREEMENT


         This AGREEMENT is made this 16th day of October, 1998, by and between William G. Jackson and Gloria J. Jackson, with an address at c/o Cable Alabama Corporation, 2720 East Camelback Road, Suite 200, Phoenix, Arizona 85016-4317 (collectively, "Seller"), and Knology of Huntsville, Inc., a Delaware corporation, with an address at c/o Knology Holdings, Inc., 1241 O.G. Skinner Drive, West Point, Georgia 31833 ("Buyer").

                                    RECITALS

         WHEREAS, Cable Alabama Corporation, an Alabama corporation ("Cable Alabama") and Buyer have entered into that certain Asset Purchase Agreement dated as of the date hereof (the "Asset Purchase Agreement") pursuant to which Buyer intends to acquire substantially all of the assets of Cable Alabama and Cable Alabama intends to convey such assets to Buyer; and

         WHEREAS, Seller leases the Premises (as hereinafter defined) to Cable Alabama pursuant to a certain Lease dated October 1, 1996 and a certain Commercial Lease dated July 3, 1995 (collectively, the "Leases"), each of which will be terminated in connection with the Closing (as hereinafter defined); and

         WHEREAS, the closing under the Asset Purchase Agreement is conditioned upon the closing under this Agreement; and

         WHEREAS, Buyer desires to buy the Property (as hereinafter defined) from Seller and Seller desires to sell the Property to Buyer, all as more particularly set forth herein;

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

         1. Property. Seller agrees to sell and Buyer agrees to buy, subject to the terms and conditions of this Agreement, the following described property:


         (a) all right, title and interest of Seller in and to certain premises located in the City of Huntsville, County of Madison, State of Alabama and the City of Madison, County of Madison, State of Alabama as more particularly described in Exhibit A attached hereto (the "Premises"); and

         (b) all right, title and interest of Seller in and to all buildings and improvements located on the Premises (collectively, the "Improvements").

The right, title and interest of Seller specified in subparagraphs (a) and (b) of this Paragraph 1 are hereinafter sometimes collectively called the "Property".

         2. Purchase Price. The agreed purchase price for the Property is $5,000,000.00 (the "Purchase Price"). On the Closing Date (as such term is defined in the Asset Purchase Agreement), Buyer shall pay to Seller in cash, by bank or cashiers check or by wire transfer of immediately available federal funds the amount of the Purchase Price.

         3. Closing. The closing of the sale of the Property (the "Closing") pursuant to this Agreement shall take place on the Closing Date. Unless otherwise mutually agreed to by Seller and Buyer in writing, the Closing shall take place by mail and/or by facsimile in accordance with the provisions of the Asset Purchase Agreement concerning the closing thereunder.

         4. Title. The Premises and Improvements shall be free from all encumbrances, except:

         (a) Permitted Exceptions (as such term is defined in the Asset Purchase Agreement); and

         (b) any encumbrances of record that secure monetary obligations of Seller (all of which encumbrances shall be released of record in accordance with Paragraph 10 hereof).

The encumbrances referenced in clauses (a) and (b) above shall be collectively referred to herein as the "Permitted Encumbrances". Except to the extent expressly provided herein or in the Asset Purchase Agreement, Buyer shall have no right to object to title to the Premises or not to proceed to Closing on the basis of title unless any encumbrance on title at the time of Closing is not a Permitted Encumbrance.

         5. Due Diligence. It is understood that in connection with its due diligence activities relating to the transactions contemplated by the Asset Purchase Agreement, Buyer shall have the right, at its sole cost and expense, to conduct or cause to be conducted, such audits, assessments, reviews, investigations, inspections, tests and studies of the Property, and shall obtain, at its sole cost and expense, such information regarding title to the Premises and Improvements, as Buyer deems necessary or desirable in connection with this Agreement. In furtherance of such understanding, Seller shall, and Seller shall cause Cable Alabama to, subject to the provisions of this Paragraph 5, permit Buyer, its agents, representatives and employees (collectively, "Buyer's Representatives") to have full access to the Property and all books, records and other documentation and information relating to the Property. As of the execution of this Agreement, Seller has delivered to Buyer true and correct copies of all existing title insurance policies, commitments for title insurance, surveys, and environmental and engineering reports pertaining to the Property which Seller has in its possession. Buyer and Buyer's Representatives may enter upon the Property only at reasonable times after at least twenty-four (24) hours' prior notice to either Seller or Cable Alabama. Buyer shall take all reasonable precautions to minimize any adverse impact to the Property of any its due diligence activities. Buyer shall promptly deliver to Seller copies of all written results, reports and materials containing information relating to the Property and which are obtained by Buyer as a result of Buyer's due diligence activities. Buyer shall, immediately after any entry or any due diligence activity by Buyer or any of Buyer's Representatives on the Property, restore the Property at its sole cost to substantially the condition which existed immediately prior thereto to the extent that any adverse change in condition is due to such entry or due diligence activity. Buyer shall indemnify and hold Seller harmless against and from any and all liabilities, costs, damages, claims or expenses arising in connection with any physical damage or personal injury directly resulting from Buyer's or Buyer's Representatives' conduct of inspections, tests or studies and other due diligence activities. It is expressly understood that Buyer shall not be responsible for any costs, expenses, damages or liabilities incurred by Seller by reason of the information disclosed by such inspections, tests and studies, or other due diligence activities, conducted by Buyer or Buyer's Representatives. All information obtained by Buyer or Buyer's Representatives with respect to the Property shall be held in confidence by Buyer and Buyer's Representatives prior to the Closing and not disclosed to third parties, except in furtherance of Buyer's due diligence activities with respect to the Property. If for any reason a Closing does not occur with respect to the Property, Buyer shall (i) return to Seller all materials and other information regarding the Property that Seller has provided to Buyer, and (ii) deliver immediately to Seller copies of all written results, reports and materials resulting from Buyer's or Buyer's Representatives' due diligence activities with respect to the Property and not previously delivered to Seller.

         6. Condition of Premises. As between Buyer and Seller, the Property is to be sold pursuant to this Agreement AS IS WHERE IS. No guarantees, representations or warranties, express or implied, are made by Seller with respect to the Property, except to the extent, if any, expressly set forth in the Deed. Buyer expressly acknowledges and agrees that it is not relying on any representations or warranties of any kind whatsoever from Seller, its attorneys, agents, representatives, or any party purportedly acting on behalf of Seller (except Cable Alabama to the extent expressly set forth in the Asset Purchase Agreement) as to any matters concerning the Property, but shall instead rely upon its own due diligence investigations as well as the representations, warranties, covenants, agreements and indemnities made by Cable Alabama in the Asset Purchase Agreement. Nothing contained in this Agreement shall be deemed to limit, diminish or otherwise modify the representations, warranties, covenants, agreements and indemnities made by Cable Alabama with respect to the Property in the Asset Purchase Agreement. Buyer hereby further acknowledges that any information provided by Seller to Buyer will be provided to Buyer for informational purposes only and that Seller does not represent, warrant or guarantee the contents or opinions contained in or the accuracy or completeness of any such information. Buyer's decision with respect to the ultimate purchase of the Property will be based solely upon (a) the results of such inspections and reviews of the Property as Buyer shall conduct or cause to be conducted with respect to (i) the environmental condition of the Property, (ii) the title to the Property, (iii) the compliance of the Property with applicable laws, (iv) the buildings, systems, fixtures and equipment comprising the Improvements and (v) such other engineering, legal, and other matters relating to or affecting the Property; and (b) the representations, warranties, covenants, agreements and indemnities made by Cable Alabama with respect to the Property in the Asset Purchase Agreement. It is understood that Buyer is an experienced and sophisticated purchaser of commercial property, and has the capability to conduct due diligence investigations sufficient for its purposes in connection with the Property. This Paragraph 6 shall survive the Closing.

         7. Maintenance of the Property and Insurance. Until the Closing, Seller shall (a) maintain or cause to be maintained in full force and effect the existing policies of insurance relating to the Property and (b) continue to operate or cause to be operated the Property in substantially the same manner as it is now being operated; provided, however, that (x) Seller shall have no obligation to make any capital improvements to the Premises or the Improvements, and (y) in the event of (i) destruction of or damage to the Improvements, or (ii) condemnation or taking by eminent domain of any portion of the Premises or the Improvements, Seller shall have no obligation to restore the Premises or the Improvements, as the case may be. The risk of loss or damage by fire or other casualty or cause to the Property from the date hereof until the Closing Date shall be upon Seller. In the event any such loss or damage shall not be restored, replaced or repaired as of the Closing Date, Buyer shall, at its option either (a) proceed with the Closing and receive at the Closing the insurance proceeds received by Seller and all rights of Seller or Cable Alabama to receive insurance proceeds with respect to such loss or damage, less any amounts previously spent by Seller in restoring, repairing or replacing such loss or damage and with respect to which Seller shall have consulted with Buyer prior to restoring, repairing, or replacing such loss or damage; or (b) if such loss or damage has had or would have a Material Adverse Effect (as such term is defined in the Asset Purchase Agreement), terminate this Agreement by written notice to Seller.

         8. Documents to be Delivered at the Closing.

         (a) At the Closing, Seller shall deliver to Buyer the following documents each in form and substance reasonably satisfactory to Buyer, fully executed and, if required, acknowledged by
                  Seller:

                  (1) a statutory warranty deed (the "Deed") conveying title to the Premises and Improvements to Buyer subject only to the Permitted Exceptions (as such term is defined in the Asset Purchase Agreement);

                  (2)      a termination of the Leases;

                  (3) an affidavit and indemnity as to mechanics' liens and persons in possession in a customary form reasonably acceptable to Buyer's title insurance company;

                  (4) an affidavit stating that Seller is not a foreign person or entity within the meaning of Section 1445 of the Internal Revenue Code;

                  (5) a designation agreement designating the party responsible for any Form 1099-B filings as may be required by the regulations promulgated by the Internal Revenue Service;

                  (6) a gap insurance indemnity in substantially the form attached hereto as Exhibit B;

                  (7) a bill of sale pursuant to which Seller conveys to Buyer all of Seller's right, title and interest, if any, in and to any personal property owned by Seller, which is located on the Premises and used in connection with the operation of Cable Alabama's business on the Premises; and

                  (8) such other instruments, certificate and documents as are reasonably required in order to fully effectuate the terms of this Agreement.

         (b) At the Closing, Buyer shall deliver to Seller the following documents each fully executed and, if required, acknowledged by Buyer:

                  (1) a designation agreement designating the party responsible for any Form 1099-B filings as may be required by regulations promulgated by the Internal Revenue Service; and

                  (2) such other instruments, certificates and documents as are reasonably required in order to fully effectuate the terms of this Agreement.

         9. Condition to Closing. The Closing, and the obligation of Buyer to buy the Property and the obligation of
                                    Seller to sell the Property under this
                                    Agreement, shall be conditioned expressly upon the occurrence of a simultaneous closing under the Asset Purchase Agreement (the "APA Closing"). In the event that the Asset Purchase Agreement is terminated for any reason pursuant to the terms thereof, this Agreement shall likewise terminate and be of no further force or effect.

         10. Application of Purchase Money to Liens. To enable Seller to make conveyance as herein provided, Seller may, at the time of Closing, use the purchase money or any portion thereof to clear the title of any or all encumbrances or interests; provided that all instruments so procured are recorded at Seller's expense either (i) prior to or simultaneously with the recording of the Deed, or (ii) where such title encumbrances constitute mortgages, assignments of leases and rents, UCC-1 financing statements and the like, and a payoff letter has been obtained but discharges, releases or terminations thereof are not yet available, as soon thereafter as Seller may reasonably obtain the same.

         11. Apportionments and Costs.

         (a) At the Closing Buyer shall pay all recording fees and taxes payable in connection with the conveyance of the Property pursuant to this Agreement.

         (b) Since Cable Alabama, as tenant under the Leases, is responsible for the payment of all taxes, utilities and other operating costs relating to the Premises or the Improvements through the Closing, no adjustments with respect to taxes, utilities or other operating costs relating to the Premises or the Improvements will be made at the Closing.

         (c) Buyer shall pay all costs relating to its due diligence activities, and all costs incurred in obtaining title insurance for or surveys of the Premises and the Improvements.

         (d) Each of the parties hereto shall pay the costs of their own respective counsel and any costs or expenses incurred by such party in connection with this transaction.

         12.Brokers. Buyer and Seller each warrants and represents that such party has not dealt with any broker with respect to this transaction or with respect to the Property for which the other party will have any liability. Each of Buyer and Seller agrees to indemnify and hold harmless the other party from and against all claims for brokerage or commission on account of this sale arising out of dealings with the party from whom identification is sought.

         13.Assignments. This Agreement may not be assigned by either party hereto without the prior written consent of the other party hereto; provided, that Buyer may assign its right, title or interest under this Agreement in connection with any assignment of Buyer's rights under the Asset Purchase Agreement in accordance with Section 13.3 thereof. Any assignment by either party of its right, title or interest under this Agreement in violation of this Paragraph 13 shall be null and void, and shall allow the other party hereto, at its option, to deem such party in default of its obligations hereunder. This Agreement shall be binding and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         14.Survival Provisions; Acceptance of Deed. On the termination hereof, all of the terms and provisions of this Agreement shall be void and of no further force and effect and neither Buyer nor Seller shall have rights, obligations or liabilities hereunder except Paragraph 6, Paragraph 11 and Paragraph 12 which shall survive such termination and continue in effect in accordance with their terms indefinitely. In the event that either party to this Agreement fails to perform as required hereunder, the other party to this Agreement shall be entitled to all remedies available at law or in equity. The acceptance of the Deed, by Buyer or Buyer's permitted assignee, as the case may be, shall be deemed to be a full performance and discharge of every agreement and obligation of Seller herein contained or expressed.

         15.Further Assurances. The parties agree to execute any and all additional instruments and documents as may be reasonably required to fully effectuate the terms of this Agreement.

         16.Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and delivered by hand or by nationally recognized overnight courier or mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed in the case of Buyer to it at the address set forth on Page 1 hereof, Attention: Chad Wachter, with a copy to Hogan & Hartson, 555 13th Street, N.W., Washington, D.C. 20004, Attention: Steven M. Kaufman, Esq. and in the case of Seller to it at the address set forth on Page 1 hereof with a copy to Ropes & Gray at One International Place, Boston, Massachusetts 02110, Attention: Walter R. McCabe III, Esq., or to such other address and to such other person's attention as either Buyer or Seller may from time to time specify by like notice to the other. Notices shall be deemed given when delivered or mailed as aforesaid.

         17.Time.  Time is of the essence in this Agreement.

         18.No Recording. Buyer agrees not to record this Agreement or any notice hereof. If Buyer nonetheless records this Agreement or a notice thereof, Seller, at its option, may declare Seller's obligations hereunder to be null and void and may deem Buyer in default of its obligations hereunder, whereupon this Agreement shall terminate except as provided in Paragraph 14 and any recorded copy of this Agreement or notice thereof shall for all purposes be considered null and void between the parties hereto and shall not be a notice to or binding in any way on third parties.

         19.Miscellaneous. This instrument may be executed in one or more counterparts which together shall constitute one instrument. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The captions to the paragraphs hereof are for convenience of reference only and are not intended to affect the meaning of the provisions of this Agreement. This Agreement is to be construed as an Alabama contract, is to take effect as a sealed instrument, sets forth the entire contract and understanding between the parties superseding any prior oral or written agreements is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, and may be canceled, modified, or amended only by a written instrument executed by both Seller and Buyer.

         IN WITNESS WHEREOF, this instrument has been executed by each of the parties hereto, under seal, by an officer or person thereunto duly authorized, as of the date first written above.

                                     BUYER:

                                     KNOLOGY OF HUNTSVILLE, INC.

                                     By:
                                        ---------------------------------------
                                           Name:
                                           Title:

                                     SELLER:

                                     --------------------------------
                                     William G. Jackson


                                     --------------------------------
                                     Gloria J. Jackson

                                   EXHIBIT A

                              (Legal Description)

                                   EXHIBIT B

                                (Gap Indemnity)


                                      -9-